EXHIBIT 4.2

PRIVACY POLICY

Updated as of January 2022

This Privacy Statement covers: WealthForge Securities, LLC (the “Company”). We do not disclose information to non-affiliated companies except as described below.

1. Acknowledgement and Acceptance of Terms

The Company is committed to protecting your privacy. This Privacy Statement sets forth our current privacy practices regarding the information we collect from you.

2. Third-party Policies

You may have received this privacy notice through a website or an email from a website or other third party, but this Privacy Statement does not apply to any third parties, and we are not responsible for their content. If you visit external websites, we recommend that you review their privacy policies.

The collection, further use, or disclosure of your information by issuers, unaffiliated service providers or by other third parties is not the responsibility of the Company. Such collection, use, or disclosure is governed by the third parties’ privacy policies.

3. Personal Information We Collect From You

To complete your transactions, we will ask you or your financial professional to provide personal information such as name, address, email, telephone number or facsimile number, bank account number, social security number, driver’s license, passport, or other government issued identification number, income or net worth information, and other information relevant to your request for participation in a transaction. You may also be asked to disclose personal information to us so that we can provide assistance and information to you. We will not disclose personally identifiable information we collect from you to non-affiliated parties without your permission, except to the extent necessary to provide the products and services, as described below.

4. How We Use, Share, and Protect Personal Information

The Personal information you provide is used to provide services to you and to inform you of products, services, or opportunities that may be available through the Company. Information and data you provide will also be used to administer our business, and our products and services in a manner consistent with this Privacy Statement and all applicable laws, rules, regulations, or other legal obligations. If you provide us with your name, address, telephone number, or email address, or have done so in the past, the Company may contact you by telephone, mail, or email. Email or other electronic communications sent to us will be maintained in a manner consistent with our legal and regulatory requirements regarding client and public communications.

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We do not rent, sell, or share your personal information to unaffiliated organizations except to provide products or services you have requested, when we have your permission, or under certain limited circumstances. For example, we provide such information to companies who work on behalf of or with the Company, subject to confidentiality agreements. These companies may use your personal information to help the Company communicate with you about the Company’s products and services or to assist the Company in the provision of its products and services. The Company may compile and use aggregated, anonymized data that does not directly or indirectly identify you or compromise your personal information in violation of this policy.

The Company may share information that you provide with the issuer and sponsor of the offering in which you have expressed an interest, the other broker-dealers providing services for that issuer and sponsor, as well as other companies providing services in connection with the offering, such as escrow agents and banks, credential-checking services, the issuer’s special purpose vehicle(s) for that offering, and other financial intermediaries such as transfer agents, investment advisors, etc.

Social security numbers are only shared with the following and only as applicable to a particular transaction or activity that you initiate: personnel for third-party intermediaries processing the transaction for the issuer and sponsor; other parties that use the social security numbers for the limited purpose of providing services for the offering and that have agreed to maintain the confidentiality of your information; other financial intermediaries involved in the transaction; and the issuer and sponsor of the securities.

The Company maintains reasonable physical, electronic, and procedural safeguards that comply with applicable laws and regulations to protect personal information about you and works with vendors and partners to protect the security and privacy of user information. The Company maintains the information collected on servers located within the United States and does not transfer your data to other countries.

5. Other Reasons We Share Personal Information

We also use information you provide to respond to subpoenas, court orders, or other similar legal obligations and processes, comply with regulatory requests and audits, or to establish or exercise our legal rights or defend against legal claims. In addition, we will share such information if we believe it is required by law or it is necessary to investigate, prevent, or take action regarding illegal activities or suspected fraud or the rights or property of the Company or third parties.

Finally, we may transfer information about you to any acquirer or successor of the Company if and to the extent that the Company is acquired by or merged with another company.

6. Changes to this Statement

The Company has the discretion to update this Privacy Statement at any time.

7. Notice of Residents of California and Nevada

The Company has the discretion to update this Privacy Statement at any time. When we do, we will also revise the "updated" date at the top of this page. We encourage you to review this Privacy Statement each time you receive it to stay informed about our use of your information.

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California Residents:

California law requires that we obtain your affirmative consent before we share your nonpublic personal information with non-affiliated third-party companies.

The California Consumer Privacy Act requires that Company inform you of your rights, provide a list of the categories of personal information it has collected about consumers in the past twelve (12) months and detail what categories of personal information it sells or discloses.

Rights of California Residents

1. Right of access

California residents have the right to request that a business that collects a resident’s personal information disclose to that resident the categories and specific pieces of personal information the business has collected.

California residents have the right to request that a business that collects personal information about the resident disclose to the resident the following:

(1) The categories of personal information it has collected about that resident.

(2) The categories of sources from which the personal information is collected.

(3) The business or commercial purpose for collecting or selling personal information.

(4) The categories of third parties with whom the business shares personal information.

(5) The specific pieces of personal information it has collected about that consumer.

2. Right to know what we sell or disclose

California residents have the right to request that a business that sells the resident’s personal information, or that discloses it for a business purpose, disclose to that resident:

(1) The categories of personal information that the business collected about the resident.

(2) The categories of personal information that the business sold about the resident and the categories of third parties to whom the personal information was sold, by category or categories of personal information for each third party to whom the personal information was sold.

(3) The categories of personal information that the business disclosed about the resident for a business purpose.

Company does not sell personal information

3. Right to opt out

California residents shall have the right, at any time, to direct a business that sells personal information about the resident to third parties not to sell the resident’s personal information.

4. Right to deletion

In some cases, California residents shall have the right to request that a business delete any personal information about the resident which the business has collected from the resident.

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5. Right to equal service and price

A business may not discriminate against a California resident because the resident exercised any of the resident’s rights, including, but not limited to, by:

(A) Denying goods or services to the consumer.

(B) Charging different prices or rates for goods or services, including through the use of discounts or other benefits or imposing penalties.

(C) Providing a different level or quality of goods or services to the resident, if the resident exercises the consumer’s rights under this title.

(D) Suggesting that the resident will receive a different price or rate for goods or services or a different level or quality of goods or services.

How to request your information

To request the personal information in Company’s possession please contact Company via either https://www.wealthforge.com/contactus or 866.603.4082.

To request what personal information Company has disclosed to a third party please contact Company via either https://www.wealthforge.com/contactus or 866.603.4082.

To request your personal information be deleted email the following address admin@wealthforge.com or call 866.603.4082.

Categories of Personal Information Company collects

Section 3 above details the categories of personal information Company collects from investors or their financial professional.

Categories of Personal Information Company has sold in the past twelve (12) months. Company acts solely as a service provider and does not sell personal information.

Categories of Personal Information Company has disclosed in the past twelve (12) months

Section 4 above details how Company uses your personal information. Information provided by you in the investment documents may also be shared with the issuer of the offering in which you have expressed an interest, third-party intermediaries providing services for that issuer, as well as other companies providing services in connection with the offering, such as, escrow agents and banks, credential-checking services, the issuer’s special purpose vehicle(s) for that offering, and other financial intermediaries. In each case, disclosure is subject to applicable privacy law and is limited to the extent the third party needs the information.

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Company has disclosed the following types of personal information to third-parties in the past twelve (12) months:

•	To issuers of securities: name, date of birth, accreditation status, SSN, bank account information, suitability information (including income or net worth estimates).
•	To broker-dealers or advisors: name, date of birth, accreditation status, SSN, bank account information, suitability information (including income or net worth estimates) of their subscribers.
•	To regulators: name, date of birth, accreditation status, SSN, bank account information, suitability information (including income or net worth estimates).
•	To third-party service providers: name, date of birth, SSN, bank account information.

Any information provided to Company will be used for the purpose of completing the transaction.

In addition, if you are a California resident, California Civil Code Section 1798.83 permits you to request information regarding the disclosure of your personal information by the Company to its affiliates and/or third parties for their direct marketing purposes.

To make such a request, please send an email with your first name, last name, mailing address, email address, and telephone number to admin@wealthforge.com. Please include "California Privacy Rights" in the subject line of your email. You may also make such a request by writing to us at the address set forth in the Contacting Us section.

Nevada Residents

Nevada law requires us to disclose that you may elect to be placed on our internal do-not-call list by calling us at 804-308-0431. For further information, contact the Nevada Attorney General's office at 555 E. Washington Ave., Suite 3900, Las Vegas, NV 89101; by phone at 702-486-3132; or by email at BCPINFO@ag.state.nv.us.

8. Notice to European Union Members

Data subjects in the European Union have the following principal rights under data protection law:

1.	the right to withdraw consent;

2.	the right to access;

3.	the right to rectification;

4.	the right to erasure;

5.	the right to restrict processing;

6.	the right to data portability;

7.	the right to object to processing;

8.	the right not to be subject to decisions made solely on automated processing; and

9.	the right to complain to a supervisory authority.

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To limit our collection, storage, or sharing please contact our Data Protection Officer, Chris Rohde, as provided below.

9. Contacting Us

If you have questions regarding our Privacy Statement, its implementation, or failure to adhere to this Privacy Statement and/or our general practices, please contact us at: admin@wealthforge.com or send your comments to:

WealthForge Attention: Privacy Statement Representative and Data Protection Officer 3015 W. Moore St., Suite 102

Richmond, VA 23230

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